Exhibit 99.1

Nkarta Reports Fourth Quarter and Full Year 2020 Financial Results and Highlights Business Progress

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Continued progress in dosing of patients in clinical trial of NKX101, investigational CAR NK cell therapy engineered with NKG2D receptor, in acute myeloid leukemia (AML) and myelodysplastic syndrome (MDS)

•	Interim top-line data from NKX101 clinical trial expected by end of 2021
•	On track to file IND application for NKX019 in 1Q 2021
•	IND filings for two solid tumor programs planned for 2022
•	In-house manufacturing of off-the-shelf NKX019 clinical trial supply expected to start in 1H 2021
•	Commercial-scale cell therapy manufacturing planning activities underway
•	Cash and cash equivalents of $315.3 million as of December 31, 2020

SOUTH SAN FRANCISCO, Calif., March 25, 2021 -- Nkarta, Inc. (Nasdaq: NKTX), a clinical-stage biopharmaceutical company developing engineered natural killer (NK) cell therapies to treat cancer, today reported financial results for the fourth quarter and year ended December 31, 2020.

“We continue our work to supercharge the distinctive tumor-killing power of healthy donor-derived natural killer cells and advance our co-lead development programs in allogeneic, off-the-shelf, engineered cell therapy,” said Paul J. Hastings, President and Chief Executive Officer of Nkarta. “Our goal remains to report early clinical data from the dose finding portion of our ongoing clinical trial of NKX101 by the end of this year. In addition, we are on track to file the IND application for NKX019 this month and begin patient dosing in a multi-center clinical trial for patients with B cell malignancies in the second half of 2021. Nkarta remains committed to the transformative potential of CAR NK cell therapy for cancer patients and we strive to keep patients at the center of all that we do.”

Anticipated Clinical Milestones

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In the first quarter of 2021, Nkarta plans to file an Investigational New Drug (IND) application for NKX019, a CAR (chimeric antigen receptor) NK cell therapy candidate engineered to target tumors expressing CD19 antigen for the treatment of B‑cell malignancies. Following the regulatory clearance of the IND, Nkarta expects patient dosing in a Phase 1 clinical trial of NKX019 to initiate in the second half of 2021.

•	Nkarta expects to manufacture NKX019 clinical supply for the Phase 1 clinical trial at its in-house cGMP clinical manufacturing facility located in South San Francisco, California.
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Nkarta aims to present initial clinical data from its ongoing clinical trial of NKX101 in patients with r/r AML and MDS by year end. In the Phase 1 study, patients receive multiple doses of NKX101 during a 28-day treatment cycle and are eligible to receive a second cycle of treatment upon evidence of tolerability and disease response.

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2022 milestones are expected to include an IND amendment for NKX101 for the treatment of solid tumors and an IND application for Nkarta’s third engineered CAR NK cell product candidate that is designed to target solid tumors and hematologic malignancies.

Fourth Quarter and Full Year 2020 Financial Highlights

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Cash and Cash Equivalents: As of December 31, 2020, Nkarta had cash, cash equivalents, restricted cash and short-term investments of $315.3 million, which includes proceeds from the Company’s July 2020 IPO of $265.1 million, net of underwriting discounts and commissions and other offering costs.

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R&D Expenses: Research and development expenses were $36.2 million for the full year 2020 and $11.3 million for the fourth quarter of 2020. Non-cash stock-based compensation expense included in R&D expense was $1.9 million for the full year 2020 and $0.8 million for the fourth quarter of 2020.

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G&A Expenses: General and administrative expenses were $15.3 million for the full year 2020 and $6.7 million for the fourth quarter of 2020. Non-cash stock-based compensation expense included in G&A expense was $4.9 million for the full year 2020 and $3.3 million for the fourth quarter of 2020.

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Net Loss. Net loss was $91.4 million, or $5.44 per basic and diluted share, for the full year 2020. This net loss includes a non-recurring $40.2 million non-cash change in fair value of preferred stock purchase liability. Net loss was $17.9 million, or $0.55 per basic and diluted share, for the quarter ended December 31, 2020.

Financial Guidance

•	Nkarta expects its current cash and cash equivalents will be sufficient to fund its current operating plan into at least the second half of 2023.

About NKX101

NKX101 is an investigational, off-the-shelf cancer immunotherapy that uses natural killer (NK) cells derived from the peripheral blood of healthy donors and engineered with membrane-bound IL15 and a chimeric antigen receptor (CAR) targeting NKG2D ligands on tumor cells. NKG2D, a key activating receptor found on naturally occurring NK cells, induces a cell-killing immune response through the detection of stress ligands that are widely expressed on cancer cells. By engineering NKX101 with the proprietary NKG2D-based CAR, the ability of NK cells to recognize and kill tumor cells in pre-clinical models is increased significantly compared to non-engineered NK cells. The addition of membrane-bound IL15, a proprietary version of a cytokine for activating NK cell growth, has been shown in pre-clinical models to enhance the proliferation, persistence and sustained activity of NK cells. A multi-center Phase 1 clinical trial of NKX101 in patients with relapsed/refractory acute myeloid leukemia (AML) or higher risk myelodysplastic syndromes (MDS) is currently enrolling. Additional information about the clinical trial is available on ClinicalTrials.gov, identifier NCT04623944.

About NKX019

NKX019 is an investigational, off-the-shelf cancer immunotherapy that uses natural killer (NK) cells derived from the peripheral blood of healthy donors and engineered with a chimeric antigen receptor (CAR) targeting the CD19 antigen and membrane-bound IL15. CD19 antigen is a B-cell marker and validated target for B‑cell cancer therapies. NKX019 uses the CAR to target and bind to CD19, leading to an immune response that eliminates CD19-expressing cells in preclinical studies. The addition of membrane-bound IL15, a proprietary version of a cytokine for activating NK cell growth, has been shown in preclinical models to enhance the proliferation, persistence and activity of NK cells. Nkarta plans to file an IND application with the FDA in the first quarter of 2021. Initiation of a Phase 1 clinical trial of NKX019 in patients with advanced relapsed/refractory B cell malignancies is planned for the second half of 2021.

About Nkarta’s Platform and Natural Starting Materials

Nkarta’s engineering platform utilizes healthy adult donors as the source for NK cells. By enlisting this natural source of NK cells, Nkarta starts with bona fide NK cells already endowed with inherent tumor-recognizing and cytotoxic potencies, as compared to other more complex cell sources where these basic therapeutic features must be painstakingly designed and synthetically added to the cells. Healthy donor-derived NK cells are also available in abundance, providing a large quantity of cells with which to begin the efficient two-week manufacturing process. Finally, healthy donor-derived adult cells consist of a diverse repertoire of NK cells. By utilizing a cell source that contains the broad and naturally occurring gamut of NK cells, Nkarta has the potential to capitalize on the inherent diversity of the innate immune system and select for different NK cell sub-populations with desired characteristics.

About Nkarta’s NK Cell Technologies

Nkarta has pioneered a novel discovery and development platform for the engineering and efficient production of allogeneic, off-the-shelf natural killer (NK) cell therapy candidates. The approach harnesses the innate ability of NK cells to recognize and kill tumor cells. To enhance the inherent biological activity of NK cells, Nkarta genetically engineers the cells with a targeting receptor designed to recognize and bind to specific proteins on the surface of cancerous cells. This receptor is fused to co-stimulatory and signaling domains to amplify cell signaling and NK cell cytotoxicity. Upon binding the target, NK cells become activated and release cytokines that enhance the immune response and cytotoxic granules that lead to killing of the target cell. All of Nkarta’s NK current cell therapy candidates are also engineered with a membrane-bound IL15, a proprietary version of a cytokine known for activating NK cell growth, to enhance the persistence and activity of the NK cells.

Nkarta’s manufacturing process generates an abundant supply of NK cells that, at commercial scale, is expected to be significantly lower in cost than other current allogeneic and autologous cell therapies. Key to this efficiency is the rapid expansion of donor-derived NK cells using a proprietary NKSTIM cell line, leading to the production of hundreds of individual doses from a single manufacturing run. The platform also features the ability to freeze and store CAR NK cells for an extended period of time and is designed to enable immediate, off-the-shelf administration to patients at the point of care.

About Nkarta

Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off the shelf natural killer (NK) cell therapies for cancer. By combining its cell expansion and cryopreservation platform with proprietary cell engineering technologies, Nkarta is building a pipeline of cell therapy candidates generated by efficient manufacturing processes, which are engineered to enhance tumor targeting and improve persistence for sustained activity in the body. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: Nkarta’s expectations regarding the timing of the NKX019 IND filing, trial initiation and patient dosing; Nkarta’s ability to enroll in and advance its development programs, including the NKX101 program; Nkarta’s plans for its two IND filings in 2022; Nkarta’s plans to present clinical data by year end; the mechanism of action and anti-tumor activity of Nkarta’s product candidates and CAR NK cell therapy; the efficiency and cost of Nkarta’s manufacturing processes; the number of doses generated from a manufacturing run; Nkarta’s progress towards in-house cGMP capability, including its ability to provide clinical supply of NKX019 in 1H 2021; Nkarta’s progress towards commercial-scale manufacturing; the potential advantages of donor-derived NK cells; Nkarta’s ability to enable off-the-shelf NK cell therapy; the proprietary nature of Nkarta’s technology; and Nkarta’s expected cash runway. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the success of its co-lead product candidates, NKX101 and NKX019; that Nkarta may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials and pre-clinical studies; the complexity of the manufacturing process for CAR NK cell therapies; and risks relating to the impact on our business of the COVID-19 pandemic or similar public health crises.

These and other risks are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s final prospectus for its initial public offering, filed with the SEC on July 13, 2020, Nkarta’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, filed with the SEC on August 20, 2020, Nkarta’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, filed with the SEC on November 12, 2020, and our other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nkarta, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Collaboration revenue	$—	$—	$—	$115
Operating expenses
Research and development	11,270	6,682	36,220	17,217
General and administrative	6,728	1,966	15,288	5,247
Total operating expenses	17,998	8,648	51,508	22,464
Loss from operations	(17,998)	(8,648)	(51,508)	(22,349)
Other income (expense), net:
Change in fair value of preferred stock purchase right liability	—	(2,065)	(40,163)	1,318
Change in fair value of derivative liability	—	—	—	858
Loss from extinguishment of debt	—	—	—	(752)
Interest income	99	244	313	304
Interest expense	—	—	—	(473)
Other income (expense), net	2	(18)	(3)	18
Total other income (expense), net	101	(1,839)	(39,853)	1,273
Net loss	$(17,897)	$(10,487)	$(91,361)	$(21,076)

Net loss per share, basic and diluted	$(0.55)	$(6.62)	$(5.44)	$(14.41)
Weighted average shares used to compute net loss per share, basic and diluted	32,611,697	1,583,102	16,806,262	1,462,511

Nkarta, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	December 31,
	2020	2019
Assets
Cash, cash equivalents, restricted cash and short-term investments	$315,326	$37,259
Property and equipment, net	9,350	3,080
Operating lease right-of-use assets	8,505	7,144
Other assets	4,469	929
Total assets	$337,650	$48,412
Liabilities, convertible preferred stock and stockholders' equity (deficit)
Accounts payable, accrued and other liabilities	$7,511	$5,305
Preferred stock purchase right liability	—	1,478
Operating lease liabilities	8,919	7,296
Total liabilities	16,430	14,079
Convertible preferred stock	—	59,815
Stockholders’ equity (deficit)	321,220	(25,482)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$337,650	$48,412

Nkarta Media/Investor Contact:

Greg Mann

Nkarta, Inc.

gmann@nkartatx.com